Exhibit 12
                                                                 ----------
                       CONSOLIDATED RAIL CORPORATION
                       -----------------------------
           COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
         --------------------------------------------------------
[CAPTION]
                              ($ In Millions)




                             Quarters Ended  Quarters Ended   Quarters Ended   Quarters Ended        Years Ended
                               March 31,       June 30,        September 30,    December 31,         December 31,
                             --------------  --------------   --------------   --------------     -----------------
                              1996     1995   1996     1995    1996     1995    1996     1995(1)   1996 1995   1994
                             -----    -----  -----    -----   -----    -----   -----    -----     ----- ----- -----
Earnings
--------
  Pre-tax income (loss)       $ 47    $ 92    $34     $163     $212    $182    $223     $(56)     $516  $381   $526
    Add:
      Interest expense          44      46     44       48       43      46      43       45       174   185    178
      Rental expense
       interest factor          15      14     13       16       12      12      11       11        51    53     42
    Less equity in
     undistributed
     earnings of 20-50%
     owned companies            (4)     (5)    (3)      (4)      (5)     (4)     (8)      (6)      (20)  (19)   (20)
                              ----    ----    ----    ----     ----    ----    ----     ----      ----  ----   ----
Earnings available for
 fixed charges                $102    $147    $88     $223     $262    $236    $269     $ (6)     $721  $600   $726
                              ====    ====   ====     ====     ====    ====    ====     ====      ====  ====   ====

Fixed Charges
-------------
  Interest expense              44      46     44       48       43      46     43        45       174   185    178
  Rental expense interest
   factor                       15      14     13       16       12      12     11        11        51    53     42
  Capitalized interest                                                                                            1
                              ----    ----   ----     ----     ----    ----   ----      ----      ----  ----   ----
Fixed charges                 $ 59    $ 60    $57     $ 64     $ 55    $ 58   $ 54      $ 56      $225  $238   $221
                              ====    ====   ====     ====     ====    ====   ====      ====      ====  ====   ====
Ratio of earnings to
 fixed charges                1.73x   2.45x  1.54x    3.48x    4.76x   4.07x  4.98x      -        3.20x 2.52x  3.29x
                              ====    ====   ====     ====     ====    ====   ====     ====       ====  ====   ====

Note:  For the purpose of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies.  Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.

(1)    In the fourth quarter of 1995, the Company recorded an asset disposition charge of $175 million (after tax benefits of $108 million).  After this charge, earnings were insufficient by $62 million to cover fixed charges for the quarter.

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